Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2018 UNAUDITED FINANCIAL RESULTS

BEIJING, April 25, 2018 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group, today reported unaudited financial results for the first quarter ended March 31, 2018.

First Quarter Highlights

•	Total revenues[1] were US$455 million[2], up 22% year-over-year and down 11% quarter-over-quarter.

•	Brand advertising revenues were US$56 million, down 31% year-over-year and 22% quarter-over-quarter.

•	Search and search related advertising revenues were US$220 million, up 55% year-over-year and down 11% quarter-over-quarter.

•	Online game revenues were US$105 million, up 24% year-over-year and down 4% quarter-over-quarter.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “We started 2018 steadily as we delivered better-than-expected topline growth in the first quarter, mainly driven by the solid performance of our search and online game businesses. Total revenues reached US$455 million, up 22% year-over-year. For Sohu.com, or our media portal and video businesses, we have sharpened our focus on key mobile products as we aim to grow the user base and ramp up monetization. At the same time, we are streamlining our organization and significantly reducing video content costs. We believe that these measures will help improve our bottom line results in the coming quarters. Sogou’s core search revenues rose over 50% year-on-year. During the first quarter, Sogou Mobile Keyboard added 30 million new users, bringing the total DAU to 362 million. For Changyou, thanks to the contribution of its flagship PC and mobile TLBB games, revenues and adjusted profits both topped expectations. Changyou also declared a $500 million special cash dividend to its shareholders in early April.”

First Quarter Financial Results

Revenues

Total revenues for the first quarter of 2018 were US$455 million, up 22% year-over-year and down 11% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related advertising businesses, for the first quarter of 2018 were US$277 million, up 24% year-over-year and down 13% quarter-over-quarter.

Brand advertising revenues for the first quarter of 2018 totaled US$56 million, down 31% year-over-year and 22% quarter-over-quarter. The year-over-year and quarter over quarter decrease was mainly due to decreases in video and real estate advertising revenues.

Search and search-related advertising revenues for the first quarter of 2018 were US$220 million, up 55% year-over-year and down 11% quarter-over-quarter. The year-on-year increase was primarily driven by continued traffic growth and improved monetization in mobile search. The quarter-over-quarter decrease was primarily due to typical seasonality.

Online game revenues for the first quarter of 2018 were US$105 million, up 24% year-over-year and down 4% quarter-over-quarter. The year-over-year increase was due to the revenue contribution of Legacy TLBB Mobile, which was launched in the second quarter of 2017. The quarter-over-quarter decrease was due to the natural decline in revenue of Changyou’s older games, including Legacy TLBB Mobile.

[1]	The Company has adopted ASU No. 2014-09, ‘‘Revenue from Contracts with Customers” beginning January 1, 2018. The only major impact of the standard is that revenues and expenses related to advertising barter transactions will be recognized beginning January 1, 2018. The impact for the first quarter of 2018 was approximately US$7 million for both revenues and cost of revenues and expenses, most of which were generated from Sogou.
[2]	On a constant currency (non-GAAP) basis, if the exchange rate in the first quarter of 2018 had been the same as it was in the first quarter of 2017, or RMB6.88=US$1.00, US$ total revenues in the first quarter of 2018 would have been US$421 million, or US$34 million less than GAAP total revenues, and up 13% year-over-year.

Gross Margin

GAAP gross margin for the first quarter of 2018 was 43%, compared with 41% in the first quarter of 2017 and 46% in the fourth quarter of 2017. Non-GAAP3 gross margin for the first quarter of 2018 was 43%, compared with 42% in the first quarter of 2017 and 46% in the fourth quarter of 2017.

Both GAAP and non-GAAP gross margin for the online advertising business for the first quarter of 2018 was 29%, compared with 27% in the first quarter of 2017 and 37% in the fourth quarter of 2017.

GAAP gross margin for the brand advertising business in the first quarter of 2018 was 10%, compared with 1% in the first quarter of 2017 and negative 16% in the fourth quarter of 2017. Non-GAAP gross margin for the brand advertising business was 9%, compared with 2% in the first quarter of 2017 and negative 17% in the fourth quarter of 2017. The year-over-year increase was mainly due to decreased video content cost. The quarter-over-quarter increase resulted primarily from decreased video content cost and the Company’s having recognized impairment charges of approximately US$26 million in video content cost in the fourth quarter of 2017.

Both GAAP and non-GAAP gross margin for the search and search-related advertising business in the first quarter of 2018 was 34%, compared with 42% in the first quarter of 2017 and 52% in the fourth quarter of 2017. The year-over-year decrease primarily resulted from traffic acquisition cost outgrowing revenues. The quarter-over-quarter decrease was primarily due to an increase in traffic acquisition cost on seasonally lower revenues.

Both GAAP and non-GAAP gross margin for online games business in the first quarter of 2018 was 84%, compared with 81% in the first quarter of 2017 and 84% in the fourth quarter of 2017.

Operating Expenses

For the first quarter of 2018, GAAP operating expenses totaled US$226 million, up 11% year-over-year and down 18% quarter-over-quarter. Non-GAAP operating expenses were US$228 million, up 16% year-over-year and down 11% quarter-over-quarter. The year-over-year increase was mainly due to increases in personnel expenses. The quarter-over-quarter decrease was mainly due to decreased expenses for marketing and promotion activities as well as decreased personnel expenses.

Operating Loss

GAAP operating loss for the first quarter of 2018 was US$31 million, compared with an operating loss of US$47 million in the first quarter of 2017 and an operating loss of US$41 million in the fourth quarter of 2017.

Non-GAAP operating loss for the first quarter of 2018 was US$34 million, compared with an operating loss of US$40 million in the first quarter of 2017 and an operating loss of US$22 million in the fourth quarter of 2017.

Income Tax Expense

GAAP income tax expense was US$63 million for the first quarter of 2018, compared with income tax expense of US$11 million in the first quarter of 2017 and income tax expense of US$234 million in the fourth quarter of 2017. Non-GAAP income tax expense was US$63 million for the first quarter of 2018, compared with income tax expense of US$11 million in the first quarter of 2017 and income tax expense of US$19 million in the fourth quarter of 2017. The year-over-year increases in both GAAP and non-GAAP income tax expense were mainly due to Changyou’s accrual of additional withholding income taxes of US$47 million for the period before December 31, 2017 recognized in relation to a change in policy for Changyou’s PRC subsidiaries with respect to their distribution of cash dividends. For more information, please refer to the “Other development” section. The quarter-over-quarter decrease in GAAP income tax expense resulted from GAAP income tax expense in the fourth quarter of 2017 having included a one-time charge of approximately US$219 million, which represented management’s estimate of the Company’s lability for a one-time transition tax on a mandatory deemed repatriation of previously deferred foreign earnings , offset by a reduction of US$4 million in liability for deferred U.S. income tax due to a new U.S. income tax law that went into effect on December 22, 2017 (the “U.S. Tax Reform”).

[3]	Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, changes in fair value recognized in the Company’s consolidated statements of operations with respect to equity investments with readily determinable fair values, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, dividends and deemed dividends to non-controlling preferred shareholders of Sogou, and a one-time income tax expense, offset by a one-time reduction in liability for deferred U.S. income tax, as a result of the U.S. Tax Reform. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Net Loss

Before deducting the share of net income pertaining to non-controlling interest, GAAP net loss for the first quarter of 2018 was US$87 million, compared with a net loss of US$50 million in the first quarter of 2017 and net loss of US$270 million in the fourth quarter of 2017. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for the first quarter of 2018 was US$90 million, compared with a net loss of US$43 million in the first quarter of 2017 and net loss of US$36 million in the fourth quarter of 2017.

GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2018 was US$93 million, or a loss of US$2.39 per fully-diluted share, compared with a net loss of US$69 million in the first quarter of 2017 and a net loss of US$295 million in the fourth quarter of 2017. Non-GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2018 was US$97 million, or a loss of US$2.50 per fully-diluted share, compared with a net loss of US$68 million in the first quarter of 2017 and a net loss of US$78 million in the fourth quarter of 2017.

Liquidity

As of March 31, 2018, cash and cash equivalents and short-term investments held by the Sohu Group, minus short-term bank loans, were US$2.17 billion, compared with US$2.12 billion as of December 31, 2017.

Other Development

On April 5, 2018, Changyou, the Company’s majority-owned online game subsidiary, declared a special cash dividend of US$4.70 per Class A ordinary or Class B ordinary share, or US$9.40 per American depositary share (“ADS”), each of which represents two Class A ordinary shares. The aggregate amount of the special cash dividend will be approximately US$500 million. The Bank of New York Mellon, the depositary bank for Changyou’s ADS program, will distribute dividends to holders of the ADSs on April 26, 2018. The amount of the dividend payable to Sohu is approximately $340 million. Sohu does not expect to pay any of such dividend to its stockholders, as the proceeds will be used to support Sohu’s operations.

Business Outlook

For the second quarter of 2018, Sohu estimates:

•	Total revenues to be between US$485 million and US$510 million.

•	Brand advertising revenues to be between US$65 million and US$70 million; this implies an annual decrease of 19% to 24% and a sequential increase of 16% to 24%.

•	Sogou revenues to be between US$295 million and US$305 million; this implies an annual increase of 40% to 45% and a sequential increase of 19% to 23%.

•	Online game revenues to be between US$85 million and US$95 million; this implies an annual decrease of 22% to 31% and a sequential decrease of 10% to 19%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net loss to be between US$28 million and US$38 million. Assuming no new grants of share-based awards, the market price of our shares is unchanged and considering the impact of the payment of special cash dividend from Changyou, we estimate that compensation expense relating to share-based awards will be around US$4 million. Including the impact of these share-based awards, GAAP net loss before non-controlling interest to be between US$32 million and US$42 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$55 million and US$65 million, and non-GAAP loss per fully-diluted share to be between US$1.40 and US$1.65. Including the impact of the aforementioned share-based awards, and netting off approximately US$3 million of Sohu’s economic interests in Changyou and Sogou, GAAP net loss attributable to Sohu.com Inc. to be between US$56 million and US$66 million, and GAAP loss per fully-diluted share to be between US$1.44 and US$1.70.

For the second quarter 2018 guidance, the Company has adopted a presumed exchange rate of RMB6.40=US$1.00, as compared with the actual exchange rate of approximately RMB6.86=US$1.00 for the second quarter of 2017, and RMB6.36=US$1.00 for the first quarter of 2018.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, changes in fair value recognized in the Company’s consolidated statements of operations with respect to equity investments with readily determinable fair values, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, dividend and deemed dividend to non-controlling preferred shareholders, and a one-time income tax expense, offset by a one-time reduction in liability for deferred U.S. income tax, as a result of the U.S. Tax Reform. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding share-based compensation expense, changes in fair value recognized in the Company’s consolidated statements of operations with respect to equity investments with readily determinable fair values, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, dividend and deemed dividend to non-controlling preferred shareholders, and net one-time tax expense as a result of the U.S. Tax Reform from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense and changes in fair value recognized in the Company’s consolidated statements of operations with respect to equity investments with readily determinable fair values, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, dividend and deemed dividend to non-controlling preferred shareholders, and net one-time tax expense as a result of the U.S. Tax Reform cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts that have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense and changes in fair value recognized in the Company’s consolidated statements of operations with respect to equity investments with readily determinable fair values, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude share-based compensation expense and changes in fair value recognized in the Company’s consolidated statements of operations with respect to equity investments with readily determinable fair values, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders, and also excluded the net one-time tax expense as a result of U.S. Tax Reform.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, dividend, and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; Sohu’s reliance on online advertising sales, online games and mobile services for its revenues; and the impact of the U.S. Tax Reform. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, April 25, 2018 (8:30 p.m. Beijing/Hong Kong time, April 25, 2018) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on April 25 through May 2, 2018. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	9871969

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu’s corporate services consist of online brand advertising on Sohu’s matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information services on mobile platforms, including Sohu News App and the mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) develops and operates a diverse portfolio of PC and mobile games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu’s online search subsidiary Sogou (NYSE: SOGO) has grown to become the second largest search engine by mobile queries in China. It also owns and operates Sogou Input Method, the largest Chinese language input software. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twenty-second year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Revenues:
Online advertising
Brand advertising	$56,254	$71,751	$81,412
Search and search-related advertising	220,301	247,054	142,035

Subtotal	276,555	318,805	223,447

Online games	105,461	109,383	85,325
Others	72,979	81,442	65,331

Total revenues	454,995	509,630	374,103

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $-657, $-1,034, and $159, respectively)	50,611	82,932	80,197
Search and search-related (includes stock-based compensation expense of $219, $535, and $3, respectively)	144,696	118,683	82,107

Subtotal	195,307	201,615	162,304

Online games (includes stock-based compensation expense of $-12, $1, and $24, respectively)	17,119	17,097	16,505
Others	48,407	56,987	40,070

Total cost of revenues	260,833	275,699	218,879

Gross profit	194,162	233,931	155,224

Operating expenses:
Product development (includes stock-based compensation expense of $715, $14,048, and $2,327, respectively)	111,543	122,767	84,098
Sales and marketing (includes stock-based compensation expense of $-89, $3,976, and $665, respectively)	90,273	116,179	90,086
General and administrative (includes stock-based compensation expense of $-2,520, $1,486, and $4,051, respectively)	23,836	35,829	28,350

Total operating expenses	225,652	274,775	202,534

Operating loss	(31,490)	(40,844)	(47,310)

Other income	12,281	4,321	4,099
Interest income	7,808	7,357	4,471
Interest expense	(3,081)	(2,567)	(175)
Exchange difference	(9,340)	(4,059)	(766)

Loss before income tax expense	(23,822)	(35,792)	(39,681)

Income tax expense	63,379	233,785	10,672

Net loss	(87,201)	(269,577)	(50,353)

Less: Net income attributable to the noncontrolling interest shareholders	5,617	24,558	17,895

Net loss attributable to Sohu.com Inc.	(92,818)	(294,135)	(68,248)

Basic net loss per share attributable to Sohu.com Inc.	$(2.39)	$(7.56)	$(1.76)

Shares used in computing basic net loss per share attributable to Sohu.com Inc.	38,904	38,888	38,811

Diluted net loss per share attributable to Sohu.com Inc.	$(2.39)	$(7.57)	$(1.77)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,904	38,888	38,811

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Mar. 31, 2018	As of Dec. 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,156,408	$1,366,115
Restricted cash	2,140	1,908
Short-term investments	1,074,538	818,934
Accounts receivable, net	217,148	250,468
Prepaid and other current assets	211,696	192,676

Total current assets	2,661,930	2,630,101

Long-term investments	98,612	90,145
Fixed assets, net	545,419	529,717
Goodwill	73,102	71,565
Intangible assets, net	19,908	23,060
Restricted time deposits	272	271
Prepaid non-current assets	3,967	4,211
Other assets	41,638	40,169

Total assets	$3,444,848	$3,389,239

LIABILITIES
Current liabilities:
Accounts payable	$347,955	$288,394
Accrued liabilities	351,732	343,106
Receipts in advance and deferred revenue	135,986	127,758
Accrued salary and benefits	87,311	102,087
Taxes payable	96,742	96,541
Short-term bank loans	63,612	61,216
Other short-term liabilities	125,166	136,300

Total current liabilities	$1,208,504	$1,155,402

Long-term accounts payable	1,203	1,157
Long-term bank loans	127,224	122,433
Long-term tax liabilities	345,304	293,010

Total long-term liabilities	$473,731	$416,600

Total liabilities	$1,682,235	$1,572,002

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	664,357	750,634
Noncontrolling Interest	1,098,256	1,066,603

Total shareholders’ equity	$1,762,613	$1,817,237

Total liabilities and shareholders’ equity	$3,444,848	$3,389,239

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Mar. 31, 2018				Three Months Ended Dec. 31, 2017				Three Months Ended Mar. 31, 2017
	GAAP	Non-GAAP Adjustments[4]		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
		(657)	(a)			(1,034)	(a)			159	(a)

Brand advertising gross profit	$5,643	$(657)		$4,986	$(11,181)	$(1,034)		$(12,215)	$1,215	$159		$1,374

Brand advertising gross margin	10%			9%	-16%			-17%	1%			2%

		219	(a)			535	(a)			3	(a)

Search and search-related advertising gross profit	$75,605	$219		$75,824	$128,371	$535		$128,906	$59,928	$3		$59,931

Search and search-related advertising gross margin	34%			34%	52%			52%	42%			42%

		(438)	(a)			(499)	(a)			162	(a)

Online advertising gross profit	$81,248	$(438)		$80,810	$117,190	$(499)		$116,691	$61,143	$162		$61,305

Online advertising gross margin	29%			29%	37%			37%	27%			27%

		(12)	(a)			1	(a)			24	(a)

Online games gross profit	$88,342	$(12)		$88,330	$92,286	$1		$92,287	$68,820	$24		$68,844

Online games gross margin	84%			84%	84%			84%	81%			81%

Others gross profit	$24,572	$—	(a)	$24,572	$24,455	$—	(a)	$24,455	$25,261	$—	(a)	$25,261

Others gross margin	34%			34%	30%			30%	39%			39%

		(450)	(a)			(498)	(a)			186	(a)

Gross profit	$194,162	$(450)		$193,712	$233,931	$(498)		$233,433	$155,224	$186		$155,410

Gross margin	43%			43%	46%			46%	41%			42%

Operating expenses	$225,652	$1,894	(a)	$227,546	$274,775	$(19,510)	(a)	$255,265	$202,534	$(7,043)	(a)	$195,491

		(2,344)	(a)			19,012	(a)			7,229	(a)

Operating loss	$(31,490)	$(2,344)		$(33,834)	$(40,844)	$19,012		$(21,832)	$(47,310)	$7,229		$(40,081)

Operating margin	-7%			-7%	-8%			-4%	-13%			-11%

Income tax expense	$(63,379)	$—		$(63,379)	$(233,785)	$214,819		$(18,966)	$10,672	$—	(a)	$10,672

		(2,344)	(a)			233,831	(a)			7,229	(a)

Net loss before non-controlling interest	$(87,201)	$(2,344)		$(89,545)	$(269,577)	$233,831		$(35,746)	$(50,353)	$7,229		$(43,124)

		(2,344)	(a)			19,012	(a)			7,229	(a)
		(2,102)	(b)			(17,545)	(b)			(6,302)	(b)
		—				214,819	(c)			—

Net loss attributable to Sohu.com Inc. for diluted net loss per share	$(92,925)	$(4,446)		(97,371)	$(294,543)	$216,286		(78,257)	$(68,664)	$927		$(67,737)

Diluted net loss per share attributable to Sohu.com Inc.	$(2.39)			(2.50)	$(7.57)			(2.01)	$(1.77)			$(1.75)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,904			38,904	38,888			38,888	38,811			38,811

[4]	Above Non-GAAP adjustment does not have impact on income tax expense.

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou attributable to the above non-GAAP adjustments.
(c)	To adjust for one-time effect of the U.S. Tax Reform.